Exhibit 3.66

- Kanton Zug Department of Economic Affairs Register of Commerce of the Canton of Zug CERTIFICATE OF INCORPORATION We herewith confirm that ENSCO Global GmbH (ENSCO Global LLC) in ZUG, Dammstrasse 19, 6301 Zug, is duly reg istered in the Register of Commerce of the Canton of Zug since December 11, 2009 (unique business identification number (UIDB): CHE-115.278.579). We furthermore confirm that this company has a legal corporate existence and is neither bankrupt nor in liquida tion, as far as the records of this office show. Zug, October 4, 2018 REGISTER OF COMMERCE OF THE CAN ZUG